Contact: Ralph Shearing Phone: (604) 684-8662 Fax: (604) 684-3829	250 – 1090 W.Georgia St. Vancouver, BC, V6E 3V7 www.siiincorporated.com	STRATEGIC INTERNET INVESTMENTS INC. OTC:BB: SIII

NEWS RELEASE

Update to Renaissance Residence, Antalya, Turkey

Original Letter of Intent Replaced with New Partners, Consulting Agreements Signed

Vancouver, July 27, 2007: Strategic Internet Investments Inc. (“SIII”) is pleased to provide an update to the Renaissance Residence Project in Antalya, Turkey.  The original Letter of Intent announced on January 16, 2007 has been cancelled due to the non-performance of one of the original partners.  As a result a new Letter of Intent (“LOI”) has been signed incorporating a new organizational structure which SIII believes will allow the project to advance as was first envisioned.

SIII has entered into the new Letter of Intent with certain property owners (“Landowners”), Al Habeeb & Al Mokairesh Commercial Brokers LLC (“Habeeb”), G7 Entertainment Ltd. (“G7”) and Muzaffer Ataman (“Ataman”).  SIII has the potential to acquire by option up to a 100%  indirect interest in the Renaissance Residence Project (the “Project”) in Antalya, Turkey by purchasing the outstanding shares of a Turkish company (“TurkCo”) that will be incorporated to hold and own 100% of the Project.

The Renaissance Residence Project is a real estate development project that will be located on a 8.762 hectare parcel of land near the Antalya Airport and Lara Beach in Antalya, Turkey.  It will consist of three multi-storey buildings with over 200 residential units.  In recent years, the Gulf of Antalya, with a coastal strip of some 200 km with bays and coves of exceptional beauty filled with crystal clear waters of the Mediterranean, has become one of the most popular tourist resorts in Turkey.

The new Letter of Intent contemplates that SIII will assist in designing a financing plan for the Project and SIII will be granted two options to purchase up to 100% of the outstanding shares of TurkCo.  An “initial option” will allow SIII to purchase up to 30% of the outstanding shares of TurkCo.  Upon full exercise of the initial option, SIII shall be entitled to exercise a “second option” to purchase the remaining outstanding shares of TurkCo.

Compensation to be paid to the shareholders of TurkCo shall, at the choice of SIII, be paid either in cash or by issuing common shares of SIII.  Any issuance of common shares of SIII would occur as of the date of the Option Exercise Notice, under a Restricted Rule 144 Reg. S share issuance.  The shares would be issued at the higher value of either USD $2.00 per share, or the discounted market price of SIII shares, as quoted on the OTC:BB whereby the “Discounted Market Price” is defined by calculating the previous 10 day average closing share price from the exercise date in question, and reducing that price by a 25% discount.

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Initial Option Exercise Schedule

1.	10% of the outstanding shares of TurkCo can be purchased upon Project construction expenditures equaling or exceeding 33% of the total budgeted costs.

2.	An additional 10% (cumulative 20%) of the outstanding shares of TurkCo can be purchased upon construction expenditures equaling or exceeding 66% of total budgeted costs.

3.	An additional 10% (cumulative 30%) of the outstanding shares of TurkCo can be purchased upon construction expenditures equaling or exceeding 100% of total budgeted costs.

Second Option

The Second Option may only be exercised by SIII upon full exercise of the Initial Option.

G7 is a related party to the Company.  Mr. Abbas Salih, Director and controlling shareholder of SIII is also the controlling shareholder of G7, owning a 51% interest in G7 and therefore, the contemplated agreement outlined above is a non-arms length transaction.

SIII management wishes to caution shareholders and investors that the LOI is, by nature, a preliminary document and although binding, the business arrangement outlined requires that all Parties to the LOI complete more formal agreements outlining the details of the business arrangement.  Additionally, the Project requires that considerable capital be raised through a combination of pre-sale of residential units, loans and equity financings.  Although the parties to the LOI are confident that full funding can be realized, there are no assurances or guarantees that the necessary funding can be raised and the Project successfully realized.

CONSULTING AGREEMENTS SIGNED

SIII is pleased to announce the signing of consulting agreements with Axiom Consulting Corp. and Dublin Asset Management.

Axiom Consulting Corp. is a Vancouver based financial services company who will introduce SIII as a potential investment for prospective financial institutions in North America and will assist SIII in raising venture capital through both private placement and the public offering of the Company’s securities and through possible debt financings.  Compensation for these services will be 350,000 common shares restricted under Rule 144 Reg. S in lieu of cash.

Dublin Asset Management is a Switzerland based financial services company who will provide consulting services to SIII in order to introduce the Company as a potential investment for prospective financial institutions in Switzerland and other European countries.  Compensation for these services will be 350,000 common shares restricted under Rule 144 Reg. S in lieu of cash.

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For further information contact:

Strategic Internet Investments Inc.

(604) 684-8662

email: info@siiincorporated.com

www.siiincorporated.com

     Statements regarding financial matters in this press release other than historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of
    the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation
    Reform Act of 1995.  The Company intends that such statements about the Company’s future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby.  Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results.

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